FOR IMMEDIATE RELEASE
November 1, 2013

Genesis Energy, L.P. Reports Third Quarter 2013 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results. Results for the quarter ended September 30, 2013 included the following items:

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We generated total Available Cash before Reserves of $43.3 million in the third quarter of 2013, a decrease of $2.6 million, or 6%, from the third quarter of 2012. Adjusted EBITDA decreased $0.1 million, or 0.2%, to $56.5 million over the prior year quarter. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•
We recorded net income of $18.5 million, or $0.22 per unit for the third quarter of 2013, compared to $31.2 million, or $0.39 per unit, for the same period in 2012. The decline in net income was due to the prior year reversal of a provision for uncertain tax positions of $8.2 million combined with a $2.7 million increase in interest expense and an increase in current quarter expenses related to growth transactions of $3.1 million.

•
On November 14, 2013, we will pay a total quarterly distribution of $46.3 million attributable to our financial and operational results for the third quarter of 2013, based on our quarterly declared distribution of $0.5225 per unit. Our Available Cash before Reserves provided 0.93 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, “While we had a number of items combine to negatively impact our reported results for the quarter, we remain confident in the fundamentals of our businesses and the positive impact a number of our announced organic opportunities will have, especially as we move into the second half of 2014 and continuing on into 2015 and beyond. Pro forma Available Cash before Reserves for the third quarter of 2013, excluding the effect of those items discussed below, would have been approximately $51.6 million and pro forma Adjusted EBITDA, again excluding those items, would have been $64.8 million.
At the end of August 2013, we completed our acquisition of substantially all of the assets of the downstream transportation business of Hornbeck Offshore Services, Inc. for approximately $231 million, which we refer to as our offshore marine transportation business and assets. That business is comprised of nine barges and mated tug boats, principally serving refineries and storage terminals along the Gulf Coast, Eastern Seaboard, Great Lakes and Caribbean. These ocean going vessels have allowed us to expand our marine transportation capabilities complementing our inland waterway operations as well as our other crude and refined product assets. We welcome on board the new employees, recognize them for their commitment to safe and responsible operations, and look forward to finalizing the asset integration and realizing the full financial contribution in future periods.
In September, we issued an additional 5.75 million units in a public offering at a price of $47.51 per unit. We received net proceeds of approximately $264 million from the offering. Because of the equity raised, we have ample financial flexibility to complete our announced organic projects which will contribute in future periods.
The items in the quarter that combined to negatively impact our reported results, we believe, are largely behind us. We increased our distributions to our unitholders for the thirty-third consecutive quarter, twenty-eight of which have been 10% or greater over the prior year quarter and none were less than 8.7%.
We continue to anticipate that we will realize an increasing contribution in the fourth quarter and 2014 from the combined effects of our recent acquisition and our organic projects. Our two largest projects, our SEKCO joint venture with Enterprise Products and our project around ExxonMobil’s Baton Rouge refinery complex, will begin contributing in the second half of 2014 and accelerate into 2015. We believe we are well-positioned, given the current available capacity in our offshore oil pipelines, to benefit in the latter part of this decade from the dramatically accelerating level of development activities in the deepwater Gulf of Mexico.
As a result, we believe we are very well-positioned to continue to achieve our goals of delivering low double-digit growth in distributions, maintaining a better than investment grade leverage ratio and delivering an increasing coverage ratio, all without ever losing sight of our absolute commitment to safe, reliable and responsible operations."

Financial Results
Available Cash before Reserves decreased to $43.3 million in the third quarter of 2013 (or "2013 Quarter") as compared to $45.9 million for the third quarter of 2012 (or “2012 Quarter”). The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding certain non-cash charges), interest expense and maintenance capital expenditures.
In the 2013 Quarter, a number of items combined to negatively impact our operating segments.
In our supply and logistics segment, Segment Margin decreased by $7.9 million (or 33%). Operating results were negatively impacted by $6.6 million due to several items including (1) a decline in rail cars unloaded at our Walnut Hill crude-by-rail unloading terminal as a result of down-time at a connected shipper's refinery attributable to a scheduled turnaround, (2) rail car rental and storage costs incurred in advance of completion dates on certain of our rail projects, and (3) our decision to delay sales and retain on our balance sheet certain hedged refined product inventory due to a precipitous drop in the commodity margins for those products.
In our pipeline transportation segment, Segment Margin increased by $6.6 million (or 28%) even though operating results were adversely affected by $1.1 million due to (1) lower than expected throughput volumes on our Jay pipeline system as a result of down-time at a connected shipper's refinery attributable to a scheduled turnaround, and (2) lower than expected distributions by CHOPS resulting from a 10-year right-of-way payment.
In our refinery services segment, Segment Margin increased by $0.2 million (or 1%) even though down-time attributable to a turnaround at one of our significant refinery locations negatively impacted operating results by $0.6 million due to incremental costs incurred to meet our customers' demand.
Variances from the third quarter of 2012 in these components are explained as follows:
Segment Margin
Segment Margin (a non-GAAP measure) is defined below and reconciled later in this press release to income before income taxes. During the 2013 Quarter, Segment Margin decreased $1.1 million from the 2012 Quarter as increases in our pipeline transportation and refinery services segments were more than offset by a decrease in our supply and logistics segment, as discussed below in further detail.
Segment results for the third quarters of 2013 and 2012 were as follows:

	Three Months Ended September 30,
	2013	2012
	(in thousands)
Pipeline transportation	$29,860	$23,295
Refinery services	19,163	18,983
Supply and logistics	15,801	23,651
Total Segment Margin (1)	$64,824	$65,929

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges, such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $6.6 million, or 28%, between the third quarter periods even though operating results were adversely affected by approximately $1.1 million due to (1) lower than expected throughput volumes on our Jay pipeline system as a result of down-time at a connected shipper's refinery attributable to a scheduled turnaround, and (2) lower than expected distributions by CHOPS resulting from a 10-year right-of-way payment. However, pipeline transportation Segment Margin increased overall quarter-over-quarter due to higher onshore crude oil tariff revenues, an increased contribution from CHOPS and an increase in revenues from onshore pipeline loss allowance volumes. Onshore crude oil tariff revenue increased primarily due to increases in total throughput volumes, primarily on our Jay pipeline system, as a result of additional barrels received at our crude-by-rail unloading terminal at Walnut Hill, Florida and upward tariff indexing on our FERC-regulated pipelines. The contribution from CHOPS increased as 2012 improvement facility work by producers at the connected production fields resulted in lower volumes transported on CHOPS in the 2012 Quarter. Pipeline loss allowance volumes, collected and sold, increased as a result of an increase in barrels transported in the 2013 Quarter as compared to the 2012 Quarter.

Refinery services Segment Margin increased $0.2 million, or 1%, between the third quarter periods even though down-time attributable to a turnaround at one of our significant refinery locations negatively impacted operating results by $0.6 million due to incremental costs incurred to meet our customers' demand. The decline in Segment Margin from that turnaround was more than offset by increased NaHS sales volumes. Other significant components that contributed to the fluctuation in Segment Margin include higher NaHS revenues due to increases in the average index prices for caustic soda (which is a component of our sales price), partially offset by the other components referenced below. The pricing in our sales contracts for NaHS includes adjustments for fluctuations in commodity benchmarks, freight, labor, energy costs and government indexes. The frequency at which these adjustments are applied varies by contract, geographic region and supply point. The mix of NaHS sales volumes to which these adjustments applied reduced NaHS revenues in the 2013 Quarter.

Supply and logistics Segment Margin decreased by $7.9 million, or 33%, between the third quarter periods. In the 2013 Quarter, our operating results were negatively impacted by approximately $6.6 million for several items including (1) a decline in rail cars unloaded at our Walnut Hill crude-by-rail unloading terminal as a result of down-time at a connected shipper's refinery attributable to a scheduled turnaround, (2) rail car rental and storage costs incurred in advance of completion dates on certain of our rail projects, and (3) our decision to delay sales and retain on our balance sheet certain hedged refined product inventory due to a precipitous drop in the commodity margins for those products. Although we had hedged that refined product inventory (as well as all of our other product inventory), we ultimately will be able to normalize the margin we make on those refined product volumes by waiting for the related commodity margins and recognized realized hedge losses given our decision to delay sales, to correct to more normal levels/correlations. Our decisions, from time to time, to carry more or less product inventory than usual are often driven by dislocations in the prices/margins for the underlying commodities. Crude and petroleum products volumes increased 16% in the 2013 Quarter, however our operating costs, excluding non-cash charges, increased 27% between the two third quarters primarily due to employee compensation and related benefit costs. Increases in those costs are the result of a higher number of employees from our expanded marine and trucking fleets and the recent growth in our crude oil rail loading and unloading operations. The overall decrease in Segment Margin was partially offset due to the recent acquisition of our offshore marine transportation business and the contribution from our crude oil rail loading and unloading operations completed in the second half of 2012.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves decreased by $1 million, substantially due to lower costs of our employee compensation programs.

Interest costs for the third quarter of 2013 increased $2.7 million from the third quarter of 2012 primarily as a result of increased borrowings for acquisitions and other growth projects, a portion of which were financed with our issuance in the first quarter of 2013 of $350 million of senior unsecured notes bearing interest at 5.75% per annum. This increase was net of capitalized interest costs attributable to our growth capital expenditures and investments in the SEKCO pipeline joint venture.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended September 30, 2013 and 2012 was as follows:

	Three Months Ended September 30,
	2013	2012
	(in thousands)
Net income	$18,474	$31,194
Depreciation and amortization	16,066	14,838
Cash received from direct financing leases not included in income	1,291	1,278
Cash effects of sales of certain assets	184	13
Effects of distributable cash generated by equity method investees not included in income	5,204	5,613
Cash effects of legacy stock appreciation rights plan	(470)	(466)
Non-cash legacy stock appreciation rights plan (benefit) expense	(181)	2,001
Expenses related to acquiring or constructing assets that provide new sources of cash flow	3,326	228
Unrealized gain on derivative transactions excluding fair value hedges	(779)	(75)
Maintenance capital expenditures	(610)	(701)
Non-cash tax expense (benefit)	350	(8,717)
Other items, net	414	653
Available Cash before Reserves	$43,269	$45,859

Other Components of Net Income

In the 2013 Quarter, we recorded net income of $18.5 million compared to $31.2 million in the 2012 Quarter.

In addition to the factors impacting Available Cash before Reserves, we recorded non-cash income tax expense of $0.4 million in the 2013 Quarter compared to a non-cash income tax benefit of $8.7 million in the 2012 Quarter. The non-cash income tax benefit in the 2012 Quarter was primarily due to the reversal of uncertain tax positions as a result of tax audit settlements and the expiration of statutes of limitations.

Expenses related to acquiring or constructing assets that provide new sources of cash flow increased $3.1 million between the quarterly periods due to increases in third party costs related to business and growth transactions.

Depreciation and amortization expense increased $1.2 million between the quarterly periods primarily as a result of our acquisition of substantially all the assets of the downstream transportation business of Hornbeck and recently completed internal growth projects.

In the 2013 Quarter, we recorded a non-cash benefit related to our legacy stock appreciation rights plan of $0.2 million. In the 2012 Quarter, we recorded a non-cash expense of $2 million. Fluctuations in the market price of our common units were the reasons for the difference.

Distributions

We have increased our quarterly distribution rate for thirty-three consecutive quarters. During that period, twenty-eight of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.05 per unit, or 10.6%. Distributions attributable to each quarter of 2013 (to date) and 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2013
3rd Quarter	November 14, 2013	$0.5225
2nd Quarter	August 14, 2013	$0.5100
1st Quarter	May 15, 2013	$0.4975
2012
4th Quarter	February 14, 2013	$0.4850
3rd Quarter	November 14, 2012	$0.4725
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500

Earnings Conference Call

We will broadcast our Earnings Conference Call on Friday, November 1, 2013, at 8:30 am Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES	$1,259,818	$1,041,837	$3,620,689	$3,015,985

COSTS AND EXPENSES:
Costs of sales	1,207,059	987,506	3,450,348	2,857,087
General and administrative expenses	12,095	10,375	35,156	29,934
Depreciation and amortization	16,066	14,838	46,789	45,447
OPERATING INCOME	24,598	29,118	88,396	83,517
Equity in earnings of equity investees	7,059	3,432	16,618	7,971
Interest expense	(12,587)	(9,873)	(36,282)	(30,697)
INCOME BEFORE INCOME TAXES	19,070	22,677	68,732	60,791
Income tax (expense) benefit	(596)	8,517	(510)	8,591
NET INCOME	$18,474	$31,194	$68,222	$69,382
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.22	$0.39	$0.83	$0.90
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	83,878	79,901	82,361	77,410

Immaterial Restatement
Revenues and cost of sales for 2012 include corrections to previously reported quarterly and annual amounts for the three and nine months ended September 30, 2012. These corrections were made to present certain sales transactions on a gross basis that previously had been recorded on a net basis. The corrections had no effect on previously reported operating income, net income, Segment Margin, Adjusted EBITDA or Available Cash before Reserves.

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Texas	52,557	52,767	53,629	50,327
Jay	39,808	22,841	35,365	19,931
Mississippi	17,768	17,942	18,561	18,377
Onshore crude oil pipelines total	110,133	93,550	107,555	88,635
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	160,105	91,377	133,868	78,817
Poseidon (1)	203,909	215,474	209,713	206,596
Odyssey (1)	45,073	31,869	44,254	35,994
GOPL	8,138	8,300	8,797	16,979
Offshore crude oil pipelines total	417,225	347,020	396,632	338,386
CO2 pipeline (Mcf/day)
Free State	201,635	188,165	212,381	177,527

Refinery Services Segment
NaHS (dry short tons sold)	35,946	34,372	109,233	107,321
NaOH (caustic soda dry short tons sold)	24,492	21,152	65,442	56,740

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	116,277	100,095	114,470	91,444

(1) Volumes for our equity method investees are presented on a 100% basis.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$16,859	$11,282
Accounts receivable - trade, net	364,080	270,925
Inventories	119,122	87,050
Other current assets	24,008	34,777
Total current assets	524,069	404,034
Fixed assets, net	969,337	565,281
Investment in direct financing leases, net	153,300	157,385
Equity investees	605,067	549,235
Intangible assets, net	65,753	75,065
Goodwill	325,046	325,046
Other assets, net	36,998	33,618
Total assets	$2,679,570	$2,109,664
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$340,531	$258,053
Accrued liabilities	69,674	54,598
Total current liabilities	410,205	312,651
Senior secured credit facility	411,300	500,000
Senior unsecured notes	700,804	350,895
Deferred tax liabilities	13,625	13,810
Other long-term liabilities	17,419	15,813
Partners' capital:
Common unitholders	1,126,217	916,495
Total liabilities and partners' capital	$2,679,570	$2,109,664

Units Data:
Total common units outstanding	88,690,985	81,202,752

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2013	2012
Segment margin (1)	$64,824	$65,929
Corporate general and administrative expenses	(11,113)	(9,428)
Non-cash items included in general and administrative costs	(37)	377
Cash expenditures not included in Adjusted EBITDA	3,326	228
Cash expenditures not included in net income	(469)	(481)
Adjusted EBITDA	56,531	56,625
Depreciation and amortization	(16,066)	(14,838)
Interest expense, net	(12,587)	(9,873)
Cash expenditures not included in Adjusted EBITDA or net income	(2,857)	253
Adjustment to exclude distributions from equity investees and include equity in investees net income	(5,204)	(5,613)
Non-cash legacy stock appreciation rights plan benefit (expense)	181	(2,001)
Other non-cash items	(928)	(1,876)
Income before income taxes	$19,070	$22,677

(1) Our reconciliation of Segment Margin to income before income taxes reflects that Segment Margin (as defined above) excludes corporate general and administrative expenses, depreciation and amortization, interest expense, certain non-cash items, the most significant of which are the non-cash effects of our stock appreciation rights plan and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes. Items in Segment Margin not included in income before income taxes are distributable cash from equity investees in excess of equity in earnings (or losses) and cash payments from direct financing leases in excess of earnings.

GENESIS ENERGY, L.P.
RECONCILIATION OF AVAILABLE CASH BEFORE RESERVES AND ADJUSTED EBITDA TO PRO FORMA AVAILABLE CASH BEFORE RESERVES AND PRO FORMA ADJUSTED EBITDA - UNAUDITED

(in millions)

	Three Months Ended September 30, 2013
	Available Cash before Reserves	Adjusted EBITDA
As reported (1)	$43.3	$56.5
Effects of items discussed above:
Pipeline transportation Segment Margin	1.1	1.1
Supply and logistics Segment Margin	6.6	6.6
Refinery services Segment Margin	0.6	0.6
Pro forma	$51.6	$64.8

(1) Available Cash before Reserves and Adjusted EBITDA are reconciled to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP) in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-PRO FORMA EBITDA RATIO - UNAUDITED

(in thousands)

	September 30, 2013
Senior secured credit facility	$411,300
Senior unsecured notes (excluding unamortized premium of $804)	700,000
Less: Outstanding inventory financing sublimit borrowings	(97,100)
Less: Cash and cash equivalents	(16,859)
Adjusted Debt (1)	$997,341

	Pro Forma LTM
	September 30, 2013
LTM Adjusted EBITDA (as reported) (2)	$238,034
Acquisitions and material projects EBITDA adjustment (3)	67,334
Pro Forma EBITDA	$305,368

Adjusted Debt-to-Pro Forma EBITDA	3.27	x

(1) We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (excluding any unamortized premiums or discounts), less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period.

(2) Last twelve months ("LTM") Adjusted EBITDA. The most comparable GAAP measure to Adjusted EBITDA, income before income taxes, was $26.3 million for the fourth quarter of 2012, $22.6 million for the first quarter of 2013, $27 million for the second quarter of 2013 and $19.1 million for the third quarter of 2013. Reconciliations of Adjusted EBITDA to income before income taxes for all periods presented are available on our website at www.genesisenergy.com.

(3) This amount reflects the adjustment we are permitted to make under our credit agreement for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA from material projects (i.e. organic growth) and includes Adjusted EBITDA (using historical amounts and other permitted amounts) since the beginning of such calculation period attributable to each acquisition completed during such calculation period, regardless of the date on which such acquisition was actually completed. This adjustment may not be indicative of future results.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves, including applicable pro forma presentations, is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investments. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows. Significant maintenance capital expenditures may be recognized over the useful life of the asset.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), including applicable pro forma presentations, is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516